Report on

Trenching, Drilling and Metallurgical Testing

on the

Congress Property

Lillooet Mining Division

British Columbia

Canada

N.T.S.: 092 J/15W

UTM co-ord.: 514,000 m E, 5,638,000 m N

UTM Zone 10

Owner/Operator:

Levon Resources Ltd.

Suite 400 – 455 Granville Street

Vancouver, B.C. V6C 1T1

Author:

David St. Clair Dunn, P.Geo.

1154 Marine Drive

Gibsons, B.C. V0N 1V1

November 1, 2005

Table of Contents

Page

Summary	1
Introduction and Terms of Reference	2
Disclaimer	2
Property Description and Location	2

Accessibility, Climate, Local Resources, Infrastructure

And Physiography	4
History	5
Geological Setting	7
Deposit Types	8
Mineralization	8
Exploration	9
Drilling	10
Sampling Method and Approach	10
Sample Preparation, Analysis and Security	11
Data Verification	11
Adjacent Properties	12
Mineral Processing and Metallurgical Testing	12
Mineral Resources and Reserve Estimates	13
Other Relevant Data and Information	14
Interpretations and Conclusions	15
Recommendations	16
References	17

List of Figures
Following Page

Figure 1: General Location Map	1
Figure 2: Claim Location Map	2
Figure 3: Regional Geology	7
Figure 4: Lou Zone Pits	9
Figure 5: Old T18 Area Pits	9
Figure 6: Trench 18	9
Figure 7: Golden Ledge Trench	10
Figure 8: Wayside North Zone Trenches	10
Figure 9: Wayside Zone Trenches	10

List of Maps

Map 1: Property Geology	In Pocket
Map 2: Howard Zone Longitudinal Section	In Pocket
Map 3: Lou Zone Longitudinal Section	In Pocket
Map 4: Congress Zone Longitudinal Section	In Pocket

List of Tables

Table 1: List of Mineral Claims	3
Table 2: List of Mineralized Diamond Drill Hole Intersections	6 & 7

List of Appendices

Appendix A: Estimated Costs of Recommended Programs

Appendix B: Diamond Drill Logs

Appendix C: Assay Results and Assay Procedure

Appendix D: Metallurgical Test Results

Appendix E: Author’s Statements of Qualifications

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Summary

The Congress Property (“the property”) is located on the north side of Carpenter Lake, 90 kilometers west of the town of Lillooet (Fig. 1 & 2). The property can be accessed by automobile from Lillooet by taking B. C. Highway 40 for 96 kilometers west to the property.

The property consists of one reverted crown granted mineral claim, 3 mineral leases and 11 mineral claims totaling 2432.756 hectares (Fig. 2, Table 1) located on the north side of Carpenter Lake 4 kilometers northeast of Goldbridge in the Lillooet Mining Division, NTS 092J15W. The property is owned by Levon Resources Ltd. (“the company”) and Veronex Resources Ltd. The property is easily accessible by automobile on the Goldbridge to Lillooet road, B. C. Highway 40, which crosses the southern part of the property. The Slim Creek forest access road, which turns off the highway on the property and crosses the property in a northwesterly direction, and numerous access trails and roads built on the property during previous exploration programs provide good access to the rest of the property (Map 1).

The property covers Mississipian to Middle Jurassic rocks of the Bridge River Complex, mainly submarine basalt and andesite with minor chert, argillite and mafic intrusives (Fig. 3). These rocks are cut by northwest trending regional scale structures, in some cases with contained Tertiary feldspar porphyry dacite dykes, sub-parallel to the Ferguson and Cadwallader Structures. The structures on the property are roughly the same distance from the Upper Cretaceous-Tertiary granitic Bendor Intrusions as the Bralorne/Pioneer mines. The Bendor Intrusions are a postulated source for the gold mineralization at the Bralorne mine.

The structures on the property are mineralized with gold and silver in quartz- carbonate veins and in altered vein selvages for up to 5 metres from the veins. These veins have received considerable past work, including 6 adits with more than 2,235 metres of underground workings (Map 1). The following resources have been developed:

Tonnes	oz/ton	g/tonne	Mineral	Resource
Category
Howard	273,402.5	0.264	8.2	inferred
Howard	25,909	0.367	11.4	indicated
Howard	40,192	0.280	9.68	measured
Lou underground	189,548	0.350	10.9	inferred
Lou open pit	124,300	0.077	2.4	inferred
Congress	106,678	0.238	7.4	indicated

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These resources were outlined in the 1930’s, 1950’s, 1960’s and 1980’s but were not mined because of the refractory nature of the mineralization. In the Howard Zone, most of the gold is contained in fine grained arsenopyrite, which is intimately associated with quartz-ankerite gangue. The best recovery by cyanide with a very fine grind has been just over 20%. Flotation has been more successful, with the results from the 2004 testing being 91% gold recovered in 52.5% of feed. Metallurgical testing was carried out by Process Research Associates Ltd. Oxidizing the sulphides using a bio-leaching or pressure leaching system was recommended as the best approach to maximize gold recovery. Tests are presently ongoing with the Research and Productivity Council in New Brunswick to test the cost effectiveness of oxidizing the mineralization using bulk microwave technology.

Numerous other showings including the Ozone, Gun, Slide, Paul and Golden Ledge exist on the property, mainly in the Gun Creek canyon. These are generally narrow structures with erratic orientations very disrupted by the major structures following the Gun Creek canyon. No NI 43-101 quantifiable resources have been developed in these showings to date but further work is recommended, particularly on the Golden Ledge.

Further work to increase and upgrade the mineral resources on the property, including surface diamond drilling and underground development on the Lou and Howard Zones, is recommended.

Introduction and Terms of Reference

The author was commissioned by Mr. Louis Wolfin, President and CEO of Levon Resources Ltd., to review historic work on the Congress Property then plan and implement a mineral exploration program designed to increase the known mineral resources on the property. This program and historic work were then to be documented by a NI 43-101 compliant report.

The author supervised the exploration program on the Congress Property. The program commenced on April 25th, 2005 and continued until August 10th, 2005. The author was on site April 26th to May 3rd, May 20th to 24th, June 6th to 11th, August 4th to 9th, 2005.

Disclaimer

This report relies heavily on information on historic work supplied by the company. This work was carried out by mineral exploration professionals known to the author to be reputable and is deemed reliable.

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Property Description and Location

The property consists of one reverted crown granted mineral claim, 3 mineral leases and 11 mineral claims totaling 109 cells covering approximately 2432 hectares as listed in Table 1 below:

Table 1: List of Mineral Claims

Tenure No	Claim Name	Map No	Good To	Mining Div	Area
228736	REFER TO LOT TABLE	092J	2008/DEC/25	LILLOOET	25.000
229441		092J	2005/DEC/18	LILLOOET	116.130
229442		092J	2006/OCT/26	LILLOOET	21.070
229445		092J	2006/SEP/20	LILLOOET	48.280
509835		092J	2012/DEC/25		326.113
509864		092J	2012/OCT/13		20.387
510035		092J	2013/DEC/08		61.183
510050		092J	2012/OCT/13		81.512
510318		092J	2012/DEC/25		1488.461
510327		092J	2006/MAR/30		61.191
510708		092J	2012/DEC/25		40.756
517111		092J	2006/JUL/12		40.756
517166		092J	2006/JUL/12		61.151
517274		092J	2006/JUL/12		20.380
517277		092J	2006/JUL/12		20.386
					2432.756

The reverted crown granted mineral claim is treated the same as a mineral claim cell. These claims are kept in good standing by paying $200 per cell or carrying out and documenting $200 in work per cell in the claim block per year. Present expiry dates are recorded in the claim list. The mineral leases are kept in good standing by paying rental fees totaling $1,854.80 per year on the dates shown in the List of Mineral Claims. All claims and leases are contiguous.

The claims are located on National Topographic System map 92J/15W in the Bridge River mining camp, Lillooet Mining Division, British Columbia, Canada (Figs. 1 & 2).

The main showings on the property are located around UTM co-ordinates 515,000mE and 5,637,750mN. (NAD27 zone 10)

The property is owned 50% by the company and 50% by Veronex Resources Ltd.

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Accessibility, Climate, Local Resources, Infrrastructure

And Physiography

The property is easily accessible from Vancouver by all weather government maintained roads. Proceed north from Vancouver on paved Highway 99 through Squamish, Whistler and Pemberton 233 kilometres to Lillooet, then proceed west 96 kilometres on Highway 40 to the property (Fig. 1). Highway 40 is approximately 80% paved from Lillooet to the property and is maintained and ploughed year round, mainly for logging and tourist access. This route takes approximately 5.5 hours driving time. Alternatively, in spring summer and fall, it is possible to drive to Pemberton on Highway 99 then northwest 20 kilometres to Pemberton Meadows and northeast 50 kilometres over the gravel Hurley River Forest Access Road to the property. This route takes approximately 4.5 hours driving time from Vancouver, but the road is not ploughed in the winter. All services necessary to operate a mine are available in Lillooet or Pemberton.

The property lies on the boundary between West Coast Marine and Interior climatic zones and is in the rain shadow created by the Coast Mountains. Precipitation is moderate, with generally warm, dry summers. Moderate to heavy snowfall occurs in winter months, with accumulations exceeding 2 metres on the property. Surface work is generally curtailed during winter months due to these conditions.

The town of Bralorne lies 16 kilometres south of the property. This town was built to support historic mining operations and had a population of approximately 5,000 during historic operations. There are approximately 50 full time residents now and over 100 structurally sound houses in the town. A restaurant operates year round in the town. The town of Goldbridge lies 5 kilometers southwest of the main showings on the property. Goldbridge has an area population of approximately 200. There are two motels, a restaurant, gas station, grocery store, and kindergarten to grade 7 school in Goldbridge. There are some trained miners living in the Bridge River Valley.

The town of Bralorne and Goldbridge are connected to the B.C. electric power grid. The Lajoie Dam and power generation facility on Downton Lake, operated by B.C. Hydro, are located approximately 4 kilometers west of the main showings on the property. A high tension power line follows Highway 40 across the property.

The property lies in mountainous terrain with deeply incised stream valleys and moderate to steep slopes. The property covers a plateau north of Carpenter Lake and a steep cliff and talus covered slope extending down to the lake edge. The Gun Creek canyon, 100 to 200 metres wide and 100 to 200 metres deep, crosses northwesterly across the northeastern quadrant of the property. Elevations range from 655 metres on Carpenter Lake in the south part of the property to 1035 metres on the plateau in north central part of the property. Vegetation on the property consists of mature spruce, pine and interior fir. Approximately 60% of the property has been clear cut.

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The local population is generally pro-mining and would like to see a mine developed for the benefits it would generate for the local communities.

Sufficient water for mining and milling purposes is available from Gun Creek in the eastern part of the property and a number of ponds and swamps on the plateau part of the property.

History

The Congress Zone was discovered in 1913 and has been explored and mined intermittently since then. Significant periods of activity occurred in 1933, when a 1,000 ton bulk sample was mined for metallurgical tests, and 1945-1950, when the vein was developed on 5 underground levels and some mineralized material stoped.

The Howard Zone was discovered in 1959 and explored by Bralorne-Pioneer Mines Ltd. who put in approximately half of the Lower Howard workings between 1960 and 1964. Levon Resources Ltd. carried out surface and underground drilling and drifting between 1976 and 1988 when the rest of the Lower Howard and the Upper Howard workings were excavated.

The Lou Zone was discovered following up on soil geochemical anomalies and VLF-em geophysical anomalies in 1984. Extensive surface drilling was carried out from 1984 to 1988 and a 300 metre trackless decline was driven in the footwall of the zone in 1989.

Significant work was suspended until 2004 because of low gold prices. A mechanized trenching program on the northern extensions of the Lou and Congress zones was carried out in the fall of 2004. A diamond drill program was carried out on the Howard Zone in December 2004 and January 2005.

The 2004 surface exploration program consisted of approximately 120 metres of mechanized trenching in 6 trenches and 4 NQ diamond drill holes totaling 820.5 metres. The trenches were targeted at new mineral occurrences uncovered by logging activity in the central part of the property and on historic soil geochemical anomalies on strike with the projected northern extensions of the Lou and Congress zones (Map 1). Drilling was targeted at better defining the Howard Zone north of the face of the Lower Howard drift (Map 2).

Trenches 1, 2 and 3 in the central part of the property did not return any values of economic interest. Trenches 4 and 5 (Map 1) were dug at the break in slope west of Gun Creek on historic high gold and arsenic soil geochemical anomalies. They cut a massive stibnite vein, probably the northern extension of the Congress Zone, more than 250 metres north of the most northerly mapped outcrop of the Congress Zone. Trench 6 was a western extension to 1988 Trench 18 and exposed the northern extension of the Lou Zone, a further 175 metres north of its previously most northerly known exposure.

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Four drill holes totaling 820.5 metres, C-04-01, 02, 03 and C-05-04, were drilled from the same set-up, two at -60° and two at -80° (Map 2). All four holes intersected at least one of the Howard Zones over wide intervals. The intersections most mineralized in gold are shown below:

Table 2: List of Mineralized Diamond Drill Hole Intersections

Drill Hole	Intersection (metres)	Estimated True width	Grade Gold g/t	Zone
C-04-01 (-60°)	135.2-137.2	1.85m	3.4	West Howard
	153.2-154.2	0.93m	2.2	Howard
	154.2-155.2	0.93m	3.7	Howard
	155.2-156.7	1.39m	0.9	Howard
	224.0-225.5	1.39m	1.9	East Howard
	225.5-227.0	1.39m	0.3	East Howard
	227.0-228.5	1.39m	0.9	East Howard
	228.5-229.5	0.93m	Trace	East Howard
	229.5-231.0	1.39m	0.6	East Howard
	255.4-256.0	0.56m	2.5	Far East Howard
C-04-02 (-60°)	141.8-142.4	0.56m	1.2	West Howard
	154.0-155.5	1.39m	1.2	Howard
	155.5-157.0	1.39m	2.4	Howard
	157.0-158.5	1.39m	0.9	Howard
	158.5-159.5	0.93m	2.4	Howard
	159.5-160.7	1.11m	0.3	Howard
	160.7-162.1	1.30m	1.5	Howard
	162.1-164.3	2.04m	1.5	Howard
C-04-03 (-80°)	149.4-150.3	0.60m	0.2	West Howard
	150.3-151.5	0.80m	1.13	West Howard
	151.5-153.0	1.00m	0.03	West Howard
	153.0-154.1	0.74m	0.37	West Howard
	154.1-154.7	0.40m	0.10	West Howard
	154.7-155.5	0.54m	1.33	West Howard
	155.5-156.8	0.87m	0.30	West Howard

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Table 2: List of Mineralized Diamond Drill Hole Intersections (cont.)

Drill Hole	Intersection (metres)	Estimated True width	Grade Gold g/tonne	Zone
C-04-03 (-80°)	166.7-167.3	0.40m	1.13	West Howard
	176.0-176.4	0.27m	0.07	Howard
	176.4-177.2	0.54m	0.13	Howard
	177.2-178.0	0.54m	12.14	Howard
C-05-04 (-80°)	152.1-153.0	0.60m	7.93	West Howard
	153.0-154.5	1.00m	0.30	West Howard
	154.5-156.0	1.00m	0.60	West Howard
	156.0-156.8	0.54m	0.40	West Howard
	156.8-158.3	1.00m	0.30	West Howard
	158.3-159.0	0.47m	0.03	West Howard
	159.0-160.2	0.80m	0.30	West Howard
	160.2-161.6	0.97m	1.37	West Howard

These drill holes show that there are 4 Howard Zones, en echelon, designated here West Howard, Howard, East Howard and Far East Howard. Bralorne Mines Ltd. initially developed the East Howard and Far East Howard in 1959. Levon’s development in the 1980’s was largely on the Howard. The West Howard is a blind vein discovered by the 2004/2005 drill program. These zones strike north-south and are 20 to 30 metres apart in an east-west direction. The more mineralized sections of the zones are further to the north in each more westerly zone. The zones exceed 10 metres true width in the widest mineralized areas.

Geological Setting

The property covers Mississippian to Middle Jurassic rocks of the Bridge River Complex, mainly submarine basalt and andesite, with minor chert, argillite and mafic intrusives (Fig. 3, Map 1). These rocks are cut by northwest trending regional scale structures, some with contained Tertiary feldspar porphyry dacite dykes, sub-parallel to the Ferguson and Cadwallader Structures, which bound the historic Bralorne/Pioneer mines. The structures on the property are roughly the same distance from the Upper Cretaceous-Tertiary granitic Bendor Intrusions as the Bralorne/Pioneer mines. The Bendor Intrusions are the same age as the mineralization in the Bralorne/Pioneer mines and are a postulated source for the gold mineralization at these mines and on the Congress Property.

/8

Deposit Types

The deposits on the company’s property are members of a well recognized group of deposits referred to as mesothermal, orogenic or greenstone hosted quartz-carbonate gold vein deposits. These deposits include the Mother Lode and Grass Valley districts in California and most of the greenstone hosted gold deposits in the Canadian shield, including the Timmins-Val d’Or, Red Lake and Hemlo camps. These deposits are quartz-carbonate veins in moderately to steeply dipping brittle-ductile shear zones and, locally, in shallow dipping extensional fractures.

Mineralization

Mineralization in the Howard Zones consists of quartz-carbonate veins or stringer zones one to 1.5 metres wide, with altered, mineralized selvages (pyrite, siderite) up to 10 metres total width hosted in basalt and gabbro. The zones strike north to a few degrees west of north and dip steeply to the west. The Howard Zones contain the largest and highest grade resource on the property, with over 100,000 ounces of gold contained in all resource categories totaling more than 300,000 tonnes greater than 10 grams per tonne gold. These resources are refractory and would require oxidation of sulphides to recover the gold.

Mineralized areas in the Lou Zone are stockwork quartz carbonate stringers and silicified zones on the flank of a feldspar porphyry dyke hosted in mafic volcanics. The zone strikes north and dips steeply west. The better mineralized zones are 1.5 to 4.0 metres wide and grade 5 to 11 grams gold/tonne and contain abundant stibnite. The Lou Zone has been oxidized for 2 to 5 metres below surface near the decline portal where an open pit resource has been outlined.

The better mineralized areas in the Congress Zone, including the 2004 trenches, are massive stibnite veins, 1.25 to 1.5 metres wide, grading 6 to 8 grams gold per tonne hosted in argillite, chert and very sheared mafic volcanic rocks and again, striking north and dipping steeply west.

/9

Exploration

Exploration carried out by the company and documented in this report consisted of 2 pits, 27 trenches totaling approximately 300 metres, 6 NQ diamond drill holes totaling 1,060.68 metres and 102 MMI geochemical samples in seven lines.

The pits were dug on the Lou Zone to strip 2 areas approximately 10 metres by 30 metres and 10 metres by 20 metres of the zone and carry out detailed sampling (Fig. 5).

The pits were dug south of the Lou Decline portal to gain access to the proposed open pit resource to test its metallurgical properties. Results were much higher than historic drilling under this area indicating some surface enrichment. Metallurgical tests on this material indicate it responds very well to cyanide leaching. Further stripping to expose more of this material is recommended.

The trenches were excavated in the northern part of the property, north of the Lou Zone, in an attempt to extend that zone to the north and on a new showing, “Golden Ledge”, in the Gun Creek Canyon north of the Howard Zone. The excavator was unable to reach bedrock in many of the Lou Zone trenches north of historic Tr 18 and Tr-6-04 due to deep overburden. Where bedrock was reached unmineralized maroon and green andesite volcanics were exposed. Trenching on the Golden Ledge exposed a 1.0 to 1.5 metre wide silicified fault zone striking 116° and dipping 70° to the west with gold values up to 26.4 grams per tonne gold over 1.2 metres.

A Mobile Metal Ion (MMI) geochemical survey totaling 102 samples was carried out. This type of survey measures the weakly attached cations in the near surface environment and has been used to successfully outline mineralization in areas with tens of metres of overburden, well beyond the limits of traditional soil geochemical sampling.

An orientation survey was carried out over a mineralized part of the Lou Zone with approximately 4 metres of overburden where traditional soil sampling had not detected the mineralization. MMI samples were taken every 10 metres along a line at 90° to the Lou Zone. The 2 samples that were taken directly above the Lou Zone returned highly anomalous values in Au, Ag, As, Cu, and Sb with moderate depletion in Pb and Zn. Au was more than 1,000 times background, Ag 30 times background, As 30 times background, Cu 7 times background and Sb 30 times background. Pb showed a relative depletion of 10 times to background and Zn also showed a depletion of 10 times background. This orientation survey shows that the MMI technique can easily detect Lou Zone mineralization through 4 to 5 metres of overburden.

Three lines were sampled at approximately 100, 200, and 300 metre intervals north of the Tr 18 area across the projected extension of the Lou Zone. Gold and supporting accompanying elements clearly outline the northern extension of the zone with a very strong and wide anomaly on the most northerly line.

/10

Three lines were also sampled at 200 metre intervals across the projected northern extension of the Howard Zone. No clear anomaly outlining the Howard Zone extension was seen. A weak arsenic anomaly trending 05° might reflect the zone.

Drilling

A program of 6 NQ diamond drill holes totaling 1060.68 metres was carried out on the property in the spring and summer of 2005.

The first hole of the summer 2005 drill program was drilled at -45° Inclination, Azimuth 190° under the Golden Ledge showing (Map 1). This hole intersected 3.9 metres of 5.14 grams gold per tonne. The zone appeared to be dipping to the south at 70° where intersected. The true width of the zone is estimated to be 1.65 metres where intersected. This zone might be a rotated extension of the Howard Zone. More drilling to better define and quantify resources in this zone is recommended.

The next four holes of the summer 2005 drill program were drilled on the Lou Zone, one approximately 100 metres north of Tr 18/Tr-6-04, two under Tr-10 from opposite directions and one under Tr 27 (Maps 1 & 3). These holes added to the resource in the Lou Zone and better defined structural controls in the Tr 10 area.

The last hole of the summer 2005 program was drilled to intersect the zone just below the level of the Lower Howard workings and below the fall 2004 winter 2005 drill holes (Maps 1 & 2). The summer 2005 intersected the West Howard and Howard Zones and added to the mineral resources in the Howard Zone.

Sampling Method and Approach

Trenches that reached bedrock were chip sampled along the long axis of the trench. Samples were from one to 2 metres in length, depending on lithology and mineralization. Samples vary from 2 to 3 kilograms per metre sampled. Where bedrock was not reached a soil sample was generally taken of the deepest material recovered. Generally, trenches were dug, sampled and reclaimed the same day.

MMI samples were taken every 10 metres from 10 to 20 centimetres depth from whatever soil was present at this depth along lines that were run at right angles to the projected extensions of the Howard and Lou Zones. Approximately 0.5 kilos of soil, with larger rocks and organics removed, was placed in a sealable plastic bag with the location marked on the outside with a felt pen.

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Mineralized sections of drill core were sampled, generally to lithological or alteration boundaries. Two metre or less of core was split on site with a manual Longyear core splitter and half core splits placed in 6 mil plastic bags with a unique sample tag. The tag number was then written twice on the outside of the bag and the bags sealed with winter grade flagging. Core recovery was greater than 95% for all holes. The remaining core was stored in a secure core storage facility at the Bralorne Mines Ltd. office and mill site.

Sample Preparation, Analysis and Security

Sample preparation was as described above. No further sample preparation was carried out in the field. Samples were taken by the author, A. Pettipas, BSc., an employee of an associated company and by G. Polischuk, a contractor to the company. Two hundred forty-seven rock and core samples were in the possession of one of these individuals until they were delivered to Bralorne Mines Ltd. assay facility where the samples were fire assayed for gold using a one assay ton split. Pulps were transported by the author to Acme Analytical Laboratories Ltd. in Vancouver for 41 element, 4 acid digestion with analysis by ICP-MS (Appendix C). Thirty-four samples were taken directly to Acme Analytical Laboratories Ltd. for one assay ton fire assay for gold and 41 element analysis by ICP-MS. Bralorne Gold Mines Ltd. assay lab is not certified. Acme is an ISO 9001 accredited company.

Bralorne’s assay laboratory carries out one check sample for every 10 samples run. Acme runs a check sample and a Standard for every 35 samples assayed. Correlation between the two laboratories was very good with less than 10% discrepancy for 90% of the samples.

The MMI samples were in the possession of the author or in a locked house before they were shipped via Canada Post to SGS Geochemical Laboratories, an ISO/IEC 17025 accredited laboratory, in Toronto, Ontario. No sample preparation was carried out in the field.

Data Verification

Quality control measures were carried out by the laboratories, as described above. The comparison of fire assays and ICP-MS gold results provided excellent verification of assay procedures.

None of the historic underground or drill data has been verified in this phase of work. Underground workings on the Howard, Lou and Congress Zones need rehabilitation to be safely accessed. Historic drill core was left on the property and has been vandalized to the point where it is not possible to obtain reliable check assays.

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Adjacent Properties

The most important adjacent properties are the northwest trending low sulphidation, mesothermal quartz veins, variably mineralized with auriferous pyrite, arsenopyrite, galena, sphalerite, chalcopyrite and free gold of the Bralorne and Pioneer Mines, located 11 kilometers south of the property. These mines have the largest reported gold production in the Canadian Cordillera with 129.24 tonnes or 4,155,627 ounces of gold recovered from 7.2 million tones averaging 17.95 grams gold per tonne. Productive veins were typically 1.3 metres to 2.5 metres in width, with ore shoots locally up to 6.0 metres in width. The best ore shoot in the Pioneer Mine was mined over 800 metres vertically and 400 metres horizontally. These are “true fissure veins”, following regional scale structures and exhibiting good vertical and horizontal continuity. The best ore shoots occur in the northwest trending ribbon veins where there is a flexure in the vein or where the veins are in contact with or cutting serpentinite.

This is the type of mineralization sought on the company’s property.

Mineral Processing and Metallurgical Testing

Approximately 20 kilograms of vein material was collected in the Lower Howard adit from the East Howard zone in the first cross-cut to the west, approximately 60 metres in from the portal in 2004. This material was sent to Process Research Associates Ltd. for metallurgical testing. Samples from this material assayed 12.3 g/tonne or 0.36 ounces/ton gold. This grade is representative of the better mineralized areas in the Howard zones. The sample was taken from an area relatively close to the surface in a drift developed in 1959, so was partly oxidized. This probably accounts for the relatively high (for the Congress Property) gravity recovery of 23.1% of gold content. A relatively complex, 4 stage flotation process was able to recover a further 67.8% of gold for a total recovery of 90.9% of gold. Gold in the flotation concentrate was contained in 52.3% of the feed. The concentrate produced would grade roughly 0.5 ounces per ton or 15.5 g/tonne, not high enough to bear the cost of shipping offsite. Process Research Associates Ltd. recommended bio-leaching the concentrate on site and then using cyanide to recover the gold from the residue.

The milling characteristics of fresh Lou Zone material have not been adequately tested.

Approximately 40 kilograms of the oxide material from the top of the Lou Zone was sent to PRA for beneficiation tests (Appendix D). Gravity and flotation recovery, similar to that used in the Bralorne mill did not produce adequate recovery due to the very fine habit of the gold. Cyanidation of the tailings showed that this material would be very amenable to standard cyanide heap leach or vat leach recovery.

/13

Previous metallurgical work by PRA shows that the Congress material could produce a high value gold-antimony flotation concentrate (Personal communication, F. Wright, 2005).

A test is presently being carried out on fresh Howard Zone material by the Research and Productivity Council in New Brunswick to see if microwaving bulk mineralization could be a cost effective way of oxidizing the mineralization.

Mineral Resource and Reserve Estimate

Howard Zone

Christoffersen estimated that the following resources existed in the Howard Zone in 1988 (Christoffersen, 1988):

Tonnes	Grade (grams gold/tonne)

Measured	40,192	8.7
Indicated	25,909	11.4
Inferred	218,540	9.45

These are in-situ, uncut resources, diluted to a minimum of 1.0 metre at zero grade. The resources conformed to a USGS classification and should be considered inferred, indicated and measured mineral resources under NI 43-101 compliant classifications.

Drilling in 2004 and 2005 has added a further 54,862.5 tonnes grading 3.3 grams/tonne gold to the inferred mineral resource. The 2004/2005 drilling raises the total inferred mineral resource to 273,402.5 tonnes grading 8.2 grams/tonne gold.

Lou Zone

Christoffersen estimated that there are the following resources in the Lou Zone:

Tonnes	Grade (grams gold/tonne)

Inferred	105,673	9.4

(Underground resource: Uncut, diluted to 1.0 m with 0 grade.)

Inferred	124,300	2.4

(Open pit resource: Uncut, undiluted, 1:1 stripping ratio)

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Two of the four holes drilled on the Lou Zone in 2005 increased the resources in the zone. Drill hole LZ-05-01 intersected 2.3 metres of 5.4 grams/tonne gold. Combined with the 3.3 metres of 19.0 grams/tonne gold in Trench-1-05 above hole LZ-05-01 an inferred mineral resource of 77,000 tonnes grading 13.6 grams/tonne gold is estimated for this area. Drill hole LZ-05-04 intersected 1.0 metres of 3.3 grams/tonne gold. This adds an inferred mineral resource of 6,875 tonnes grading 3.3 grams/tonne in this area.

The 2005 exploration program brings the present underground inferred mineral resource in the Lou Zone to 189,548 tonnes grading 10.9 grams/tonne gold.

There is an inferred open pittable mineral resource in the upper part of the Lou Zone, previously quantified by Cooke and Christoferssen as 124,300 tonnes grading 2.4 grams/tonne gold. Detailed sampling of the area exposed in the test pits shows that approximately 50% of the exposed 4 to 5 metre wide structure grades better than 10 grams/tonne gold. This material is broken and oxidized and these higher values are partly the result of surface enrichment. Oxidation extends 2 to 3 metres in depth. Overburden depths are sufficiently shallow so that an excavator can easily expose the Lou Zone for 700 metres from the area of Tr-56 to Tr-05-1. It is estimated that there is a minimum of 8,000 tonnes of oxidized enriched material in this zone.

Congress Zone

Mineral resources estimated for the Congress Zone are based on underground sampling, generally at 1.5 metre intervals along the exposed vein, carried out by several companies in the past including Bralorne-Pioneer Mines (1961), Sheep Creek Mining, Congress Gold Mines (1930’s) and Congress Operating Company. Only composite grades, as shown on Map 4, are available. These resources were recalculated by Christoffersen in 1988 as 106,675 tonnes grading 7.4 grams gold per tonne (Christofferson, 1988). These are in-situ, uncut and undiluted resources which Christofferson categorized as “Indicated Ore Reserves” at the time using a USGS classification. These resources qualify as indicated mineral resources under NI 43-101 compliant classifications. Resampling of some of the drifts to verify historic sampling would raise these resources to the measured mineral resource category.

Other Relevant Data and Information

Detailed maps and cross sections were supplied by the company to verify the resources, particularly Cooke, 1985 and 1986 and Christoffersen, 1988. Reference should be made to these reports to verify resources.

Considerable information exists on the Wayside showing on the west side of the property. This showing was mined in the 1930’s. Historical reports indicate one mineralized shoot was mined and further extensive drifting did not expose further ore grade mineralization.

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Extensive surface work has been carried out intermittently on the property, particularly by Chevron in 1987. The scope of this report did not include a review of the Wayside information.

Interpretation and Conclusions

A substantially larger resource will need to be developed to justify the capital cost of any type of oxidation system. The best areas to quickly develop further mineral resources are in the Howard and Lou Zones because of their substantial widths. The medium term objective should be to develop a resource containing a minimum of 500,000 ounces of gold.

Deeper drilling of the Howard Zones in 2004 and 2005 has extended the mineralization to below the elevation of the projected extension of the Lower Howard drift and distinguished 4 mineralized zones en echelon. The most effective method of increasing the mineral resources in the Howard Zone is to advance the drift on the Lower Howard level. The drift should hit the down plunge extension of the mineralized shoot developed on the Upper Howard level in approximately 100 metres. A crosscut should be driven to the west for 30 metres at 50 metres from the present face to test the West Howard Zone. The results of this work should be evaluated and an updated mineral resource calculated. Further work should be planned based on this evaluation. Further MMI surveys and drilling should be carried out to trace the Howard Zone to the north and test the zone for more mineralization.

Trenching, drilling and MMI geochemical surveys have extended the Lou Zone 500 metres to the north and increased the resources in this zone. The most effective way to increase and upgrade the mineral resources in the Lou Zone is to drift on the zone. Access is possible at just above the level of Carpenter Lake through the Congress workings. This would involve 250 metres of crosscutting. Headings should then be drifted 250 metres to the north and 500 metres to the south. The southern drift should daylight between Highway 40 and Carpenter Lake. Further work should be then planned based on an evaluation of the mineral resources exposed.

Trenching in 2004 on the property succeeded in extending the strike extent of the Congress Zone 250 metres to the north. A one to 1.5 metre massive stibnite vein grading 6 to 8 grams/tonne gold was exposed. The 2004 trenching shows that more of this material could be developed but the low grade and relatively narrow widths make this material marginal at present metal prices. No further development should be carried out on the Congress zone at this time.

Initial work on the Golden Ledge showing was very encouraging. Further drilling should be carried out to expand and better define this showing.

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Recommendations

Further development should be carried out on the Lou and Howard Zones to increase the known resources to a minimum of 500,000 contained ounces of gold. The Golden Ledge should be drill tested for continuity and grade. These objectives are best accomplished with a combined program of diamond drilling and underground development.

Specifically, 1,500 metres of drilling and 200 metres of underground development should be carried out on the Howard Zone. This should entail advancing the Lower Howard drift 100 metres, crosscutting 30 metres to West Howard and drifting 50 metres on the West Howard. Drilling should be mainly directed at the zone at 50 metre intervals in front of the drifts with a few short holes drilled to try to trace the zone to the north.

One thousand metres of drilling should be directed at testing the Lou Zone to the north beneath where it has been outlined by trenching and MMI sampling. One thousand metres of underground development should be carried out, 250 metres cross-cutting from the Congress Mine and 750 metres of drifting on the zone, 250 metres to the north and 500 metres to the south.

The Golden Ledge should be drill tested with at least 500 metres of drilling.

This program should take six months to complete at an estimated cost of $2,500,000.

Respectfully submitted,

“David Dunn”

David St. Clair Dunn, P.Geo.

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References

Ash, C. 2001: Ophiolite Related Gold Quartz Veins in the North American

Cordillera, British Columbia Geological Survey Branch, Bulletin 108.

Ash, C. and Alldrick, D., 1996: Au-Quartz Veins; in Selected British Columbia Mineral

Deposit Profiles, Volume 2, D.V. Lefebure and T. Hoy, Editors, British Columbia Ministry of Energy, Mines and Petroleum Resources, pages 53-56.

Chapman, Wood and Griswold Ltd., 1965: Memorandum Reports Nos.1, 2, and 3 Ace

Mining Co.Ltd.

Church, B.N., 1996: Bridge River mining camp, geology and mineral deposits;

British Columbia Geological Survey Branch, Paper 1995-3, 159 p.

CIM, 1976: Special Volume 15; Porphyry Deposits of the Canadian Cordillera, A.

Sutherland Brown, Editor.

Christofferson, J.E., 1987: Status Report on the Congress Property.

Christofferson, J.E., 1988: Report on Gold Ore Reserves, Congress Property.

CIM, 1995: Special Volume 46; Porphyry Deposits of the Northwestern Cordillera of

North America, T. G. Schroeter, Editor.

Dolmage, Mason and Stewart Ltd, 1964: Report on Examination of the Ace Mining

Property.

Dolmage, Mason and Stewart Ltd., 1965: Ace Mining Company Limited N.P.L.,Final

Report.

Emmons, W. E., 1937: Gold Deposits Of The World, pages 99-100.

Geological Survey of Canada, 1995: Geology of Canada, no. 8; Geology of Canadian

Mineral Deposit Types, pages 324, 328, 351-357, 360, 363. O.R. Eckstrand, W.D.

Sinclair, and R.I. Thorpe, Editors.

Martin, W., 1961: Ore Potentialities Bralorne Pioneer Mines Limited, Unpublished

Report.

Miller-Tait, J., and Sampson, C., 1995: Exploration and Development

Programmes, October 1993-July 1995, Bralorne-Pioneer Property, Bralorne, British Columbia, Lillooet Mining Division, Bridge river Area, NTS 92-j/15, Latitude 50° 46’N, Longitude 122° 48’ W.

Miller-Tait, J., Morris, A., and Hawthorn, G., 1996: Bralorne Pioneer Gold Mines

Ltd., Plan and Production Schedule for: 150 Ton per Day Mining Operation, Bralorne Gold Mine, Bralorne, B.C. Unpublished Corporate Report.

Mindat Consultants, 1984; Progress Report on the Congress Property.

Process Research Associates Ltd., 2003. Project 0304003, 0304006, 0403504.

Unpublished company reports.

Sawyer Consultants Inc., 1979; Report on the Howard Property.

Seraphim, R.H., 1981; Progress Report Bridge River Claims of New Congress Resources

Ltd.

Schiarrizza, P., Gaba, R.G., Glover, J.K., Garver, J.I., and Umhoefer, P.J., 1996:

Geology and Mineral Occurences of the Taseko-Bridge River Area; Geological Survey of British Columbia, Bulletin 100.

Appendix A

Estimated Costs of Recommended Programs

Appendix A

Estimated Costs of Recommended Programs

Diamond Drilling:

3,000 metres NQ plus geological support and assays @ $150/m	$450,000

Underground Development

1,200 metres plus geological and engineering support @ $1,500/m	1,800,000

Contingency	250,000

Total Estimated Budget	$2,500,000

Appendix B

Diamond Drill Logs

Appendix C

Assay Results and Assay Procedure

Appendix D

Metallurgical Test Results

Appendix E

Author’s Statement of Qualifications

Appendix E: Author’s Statement of Qualifications

I, David St. Clair Dunn, Professional Geoscientist, with a business address of 1154 Marine Drive, Gibsons, B.C., Canada, certify that:

1. I am a graduate of the University of British Columbia, Vancouver, B.C. and hold a degree of Bachelor of Science in Geology.

2. I have practiced my profession as a prospector and geologist for 35 years.

3. I am registered as a Professional Geoscientist with the Association of Professional Engineers and Geoscientists of the Province of British Columbia (Reg. # 18,479). I am a Fellow of the Geological Association of Canada and a member of the Association of Exploration Geochemist’s, the Canadian Institute of Mining, Metallurgy and Petroleum,

the Honorary Advisory Board to the B.C. and Yukon Chamber of Mines, the Society of Economic Geologists and the Mining Exploration Group. I am the qualified persons for the purposes of National Instrument 43-101 in reference to this report.

4. I directly supervised the summer 2005 trenching and diamond drilling program on the Congress Property.

5. I am the sole author of this report.

6. I am not aware of any material fact or material change from the information in this report that would make the report misleading.

7. I consent to the use of this report for the purpose of a private or public financing.

Signed:

“David Dunn”

David St. Clair Dunn, P.Geo.